FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2012 FIRST QUARTER FINANCIAL RESULTS

Clarksville, Indiana—January 25, 2012. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $910,000 and net income available to common shareholders of $867,000, or $0.39 per diluted share, for the quarter ended December 31, 2011 compared to net income of $1.1 million, or $0.50 per diluted share, for the quarter ended December 31, 2010.

Net interest income after provision for loan losses increased $74,000 for the quarter ended December 31, 2011 as compared to the same period in 2010. Interest income decreased $140,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 5.75% for 2010 to 5.34% for 2011, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $29.0 million from $459.8 million for 2010 to $488.8 million for 2011. Interest expense decreased $181,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 1.37% for 2010 to 1.18% for 2011, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $4.1 million from $417.2 million for 2010 to $421.3 million for 2011. The provision for loan losses decreased $33,000 from $352,000 for the quarter ended December 31, 2010 to $319,000 for the same period in 2011. Nonperforming loans increased from $7.3 million at September 30, 2011 to $8.4 million at December 31, 2011. However, this $1.1 million increase was due primarily to two commercial loans over 90 days past their maturity dates that were in the process of renewal and that continued to accrue interest as of December 31, 2011. One of these loans, with an outstanding balance of $249,000, was secured by receivables, inventory and equipment, and was current and performing in accordance with the terms of the original matured note as of December 31, 2011. The second such loan, with an outstanding principal balance of $450,000, was secured in full by a certificate of deposit. Net charge-offs were $288,000 for the quarter ended December 31, 2011 compared to $204,000 for the same period in 2010.

Noninterest income decreased $182,000 for the quarter ended December 31, 2011 as compared to the same period in 2010. The decrease was due primarily to decreases in service charges on deposit accounts of $60,000, net gains on sales of loans of $72,000 and gains on sales of securities available for sale of $68,000 for the 2011 period as compared to 2010, and an $8,000 unrealized loss on an interest rate cap contract for the three-month period ended December 31, 2011, compared to an unrealized gain of $45,000 on the interest rate cap contract for the same period in 2010. The decrease in service charges on deposits was due primarily to a decrease in overdraft fee income and the decrease in gains on sales of securities available for sale is due to gains recognized in the 2010 period while no sales of securities available for sale occurred in the 2011 period.

Noninterest expenses increased $197,000 for the quarter ended December 31, 2011 as compared to the same period in 2010. The increase was due primarily to increases in advertising expense, professional fees, occupancy and equipment expense, and other operating expense of $187,000, $62,000, $53,000 and $59,000, respectively. The increases in adverting expense and occupancy and equipment expense were due primarily to a rebranding and advertising campaign, including the write-off of obsolete signage, for the Bank’s new look and logo that was launched in September 2011. The increase in professional fees was due to consulting fees related to the development and enhancement of the Bank’s cash management services. These increases more than offset decreases in compensation and benefits expense of $116,000 and FDIC insurance premiums of $49,000. The decrease in compensation and benefits expense was due primarily to $104,000 of severance compensation for the early retirement of several officers recorded during the quarter ended December 31, 2010 and the decrease in FDIC insurance premiums is due to lower assessments in the 2011 period as compared to 2010.

The Company recognized income tax expense of $326,000 for the quarter ended December 31, 2011, for an effective tax rate of 26.4%, compared to income tax expense of $457,000, for an effective tax rate of 29.7%, for the same period in 2010. The lower effective tax rate for the quarter ended December 31, 2011 was due primarily to a higher level of tax exempt income as a percent of income before taxes for the 2011 quarter.

Comparison of Financial Condition at December 31, 2011 and September 30, 2011

Total assets increased $5.1 million from $537.1 million at September 30, 2011 to $542.2 million at December 31, 2011. Investment securities and premises and equipment increased $10.7 million and $3.2 million, respectively, which more than offset a decrease in cash and cash equivalents of $10.9 million from September 30, 2011 to December 31, 2011. Borrowings from the Federal Home Loan Bank (“FHLB”) increased by $38.7 million while deposits and repurchase agreements decreased by $18.0 million and $15.1 million, respectively. The increase in FHLB borrowings and decreases in deposits and repurchase agreements are due primarily to repayments upon the maturities of $15.0 million of brokered certificates of deposit and $15.1 million of repurchase agreement with FHLB borrowings during the quarter ended December 31, 2011.

Stockholders’ equity increased $623,000 from $76.6 million at September 30, 2011 to $77.2 million at December 31, 2011. The increase was due primarily to $867,000 of retained net earnings, which more than offset a $314,000 decrease in net unrealized gains on securities available for sale. During the quarter ended December 31, 2011, the Company declared a dividend of $43,000 on preferred shares, payable on January 3, 2012 to the shareholders of record of the preferred shares as of the close of business on December 16, 2011. At December 31, 2011, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has twelve offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo and Salem, Indiana. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended
	December 31,
OPERATING DATA:	2011	2010
(In thousands, except share and per share data)

Total interest income	$6,360	$6,500
Total interest expense	1,242	1,423

Net interest income	5,118	5,077
Provision for loan losses	319	352

Net interest income after provision for loan losses	4,799	4,725

Total noninterest income	672	854
Total noninterest expense	4,235	4,038

Income before income taxes	1,236	1,541
Income tax expense	326	457

Net Income	$910	$1,084

Less: Preferred stock dividends declared	(43)	—

Net Income available to common shareholders	$867	$1,084

Net Income per share, basic	$0.40	$0.50
Weighted average common shares outstanding, basic	2,154,339	2,156,683

Net Income per share, diluted	$0.39	$0.50
Weighted average common shares outstanding, diluted	2,211,424	2,180,418

Performance ratios (annualized):
Return on average assets	0.68%	0.86%
Return on average equity	4.76%	7.83%
Interest rate spread	4.16%	4.38%
Net interest margin	4.33%	4.51%
Efficiency ratio	73.14%	68.08%

	December 31,	September 30,
FINANCIAL CONDITION DATA:	2011	2011
(Dollars in thousands)

Total assets	$542,239	$537,086
Cash and cash equivalents	16,326	27,203
Investment securities	128,828	118,083
Gross loans	360,117	359,104
Allowance for loan losses	4,703	4,672
Goodwill	5,940	5,940
Core deposit intangible	2,080	2,154
Earning assets	495,158	486,019
Deposits	369,621	387,626
FHLB borrowings	91,806	53,137
Total liabilities	465,015	460,485
Stockholders' equity	77,224	76,601

Non-performing assets:
Nonaccrual loans	5,357	5,622
Accruing loans past due 90 days	3,008	1,712
Troubled debt restructurings classified as performing loans	2,486	2,311
Foreclosed real estate	1,502	1,028
Other nonperforming assets	12	126

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.30%	1.29%
Allowance for loan losses as a percent of
nonperforming loans	56.22%	63.70%
Nonperforming loans as a percent of total loans	2.31%	2.02%
Nonperforming assets as a percent of total assets	2.28%	2.01%